Exhibit 9.1

BOYD VOTING AGREEMENT

     THIS BOYD VOTING AGREEMENT is made as of July 31, 2002, among the stockholders of BankWest Nevada Corporation, a Nevada corporation (hereinafter called the “Company”), whose names are set forth on the signature page hereof and any other stockholders of the Company who hereafter become parties hereto (collectively, the “Stockholders”), the Company and William S. Boyd, as trustee of the William S. Boyd Trust (in such person’s capacity as proxy holder hereunder, together with any successor proxy holder, the “Proxy Holder”).

RECITALS

     WHEREAS, the Stockholders and the Company believe it is desirable to secure continuity and stability of policy and management of the Company to promote their mutual interest, the interest of the Company and the allocation of control of the Company;

     WHEREAS, each Stockholder desires to give the Proxy Holder the right and power to vote all shares of common stock and other securities of the Company held by such Stockholder (collectively, the “Shares”) in connection with all matters requiring the vote of the Company’s stockholders, subject to the terms and conditions provided herein; and

     WHEREAS, the Proxy Holder has consented to act under this Agreement for the purposes provided herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

     1. Delivery of Proxies. Each Stockholder, upon execution of this Agreement, hereby agrees to promptly sign and deliver to the Proxy Holder an irrevocable proxy, in the form attached hereto as Exhibit A (the “Proxy”), for the purpose of vesting in the Proxy Holder the right to vote and act and to exercise other rights pertaining to the Shares, as and to the extent, and upon the terms and conditions and for the period set forth in this Agreement. On receipt by the Proxy Holder of the Proxies, the Proxy holder shall hold the Proxies subject to the terms of this Agreement. Each Stockholder represents and warrants that such Stockholder is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

     2. Transfer of the Shares. The Shares, if and to the extent transferable under applicable securities law or under any agreement restricting transferability, shall be transferable at the principal office of the Company, on the books of the Company, by the registered owner thereof, either in person or by duly authorized attorney, upon surrender thereof, according to the rules established for that purpose by the Company, subject to the provisions set forth below in this Section 2. If a transfer of Shares is so permitted, the Stockholder shall notify the Proxy

Holder of the details of such transfer, including the name, address and social security or tax identification number of the transferee and number of Shares being transferred, and shall surrender to the Company the Shares being transferred, properly endorsed for transfer. The Company, upon receipt of such notice and Shares, shall transfer the Shares on the Share registry and issue a new stock certificate to the transferee. Until so transferred, the Proxy Holder may treat the record Stockholder as the owner of each Share for all purposes, notwithstanding any notice to the contrary. As a condition to making any transfer or delivery of Shares, the Company may require compliance by the transferee with any applicable federal or state statute and the payment of a sum sufficient to pay for any stamp tax or other governmental charge in connection therewith. Any transferee, by accepting such transfer, hereby consents to be bound by the terms of this Agreement, and upon becoming a Stockholder shall be deemed to be a party hereto as though an original signatory hereto. The Proxy Holder shall not be required to recognize any transfer of a Share not made in accordance with the provisions hereof, unless the person claiming such ownership shall have produced indicia of title satisfactory to the Proxy Holder and the Company. If a proxy is lost, stolen, mutilated or destroyed, the proxy Holder shall notify the applicable Stockholder and the Stockholder shall issue to the Proxy Holder a duplicate of such Proxy.

     3. Termination Procedure. In connection with the termination of this Agreement as provided in Section 9, the Proxy Holder, at such time as the Proxy Holder may choose during the period commencing thirty (30) days before and ending thirty (30) days after such termination, shall mail written notice of such termination to the registered Stockholders at the address for such Stockholder set forth on the books of the Company. After the date specified in any such notice (which date shall be fixed by the proxy Holder), the Proxies shall cease to have any effect, end the Proxy Holder shall have no further rights under this Agreement.

     4. Dividends. If any dividend or other distribution in respect of the Shares is paid, in whole or in part, in Shares or other capital stock of the Company, such Shares or other capital stock shall be subject to the terms of this Agreement and the Proxies.

     5. Dissolution of The Company. Except as otherwise provided in Section 9, in the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, this Agreement and the proxies shall terminate and, all further rights and obligations of the Proxy Holder in respect thereof shall cease and terminate.

     6. Reorganization or Recapitalization of The Company. Except as otherwise provided in Section 9, in the event the Company is merged into or consolidated with another corporation, or all or substantially all of the assets of the Company are transferred to another corporation pursuant to a plan requiring the Company’s assets to be distributed in liquidation, or all the Shares are to be exchanged in connection with a reorganization or recapitalization of the Company, then in connection with such transaction or series of transactions (i) the term “Company” for all purposes of this Agreement shall be taken to include any successor entity, (ii) the Proxies shall be deemed to apply to any stock of, or other interests in, such successor entity received on account of the Shares prior to such merger, consolidation, transfer, reorganization or recapitalization and (iii) the terms “stock,” “Shares” and. “capital stock” as used herein shall be taken to include any stock or evidence of an interest which may be received by the Stockholders in lieu of all or any part of the capital stock of the Company.

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     7. Rights of Proxy Holder.

          (a) The Proxy Holder shall possess and have the exclusive right, except as otherwise expressly limited in this Agreement, to exercise, in person or by nominees or proxies of the Proxy Holder, all voting rights and powers in respect to all Shares registered in the name of the Stockholders, for any and every purpose, and to take part in or consent to any corporate or stockholders’ action of any kind whatsoever. The Stockholders hereby assign to Proxy Holder all voting rights that they otherwise might have had arising out of any ownership of the Shares, whether by operation of law or agreement. The right to vote shall include the right to vote for or against, to consent, to abstain or to refrain from attending any meeting with respect to the election of directors or any other matter to be acted upon by the stockholders of the Company at any meeting or by consent. Without limiting such general right, it is agreed that such corporate or stockholders’ action may include mortgaging, creating a security interest in, and pledging of all or any part of the property of the Company, the lease or sale of all or any part of the property of the Company, for cash, securities or other property, and the dissolution of the Company, or the consolidation, merger, reorganization or recapitalization of the Company, all upon terms satisfactory to the Proxy Holder or to the Proxy Holder’s nominees or proxies. It is further agreed that action by the Proxy Holder in voting Shares or other capital stock deposited hereunder in instances where there are Stockholders’ statutory dissenters rights of appraisal may effectively waive or terminate any such rights as to such Shares or other capital stock.

          (b) The Proxy Holder shall not be personally responsible with respect to any action taken pursuant to the vote of the Proxy Holder so cast in any matter or act committed or omitted to be done under this Agreement, provided such commission or omission does not amount to willful misconduct on the part of the Proxy Holder. In addition, the Stockholders, jointly and severally, agree to indemnify and hold the Proxy Holder harmless from any and all liabilities resulting from actions taken pursuant to this Agreement, except only for acts which constitute gross negligence or willful misconduct on the part of the Proxy Holder.

     8. Proxy Holders and Successor Proxy Holders.

          (a) The Proxy Holder may resign at any time by mailing to the Stockholders a written resignation, to take effect ten (10) days thereafter or upon the prior acceptance thereof. Upon the death, incompetence or resignation of the Proxy Holder, a successor Proxy Holder shall be designed by Stockholders of Shares representing a majority of the Shares then held by the Stockholder.

          (b) The rights, powers; and privileges of the Proxy Holder named hereunder shall be possessed by the successor Proxy Holder, with the same effect as though each such successor had originally been a party to this Agreement. The word “Proxy Holder,” as used in this Agreement, means the Proxy Holder or any successor Proxy Holder acting hereunder, and shall include both the single and the plural number.

     9. Term. This Agreement shall continue in effect until the date being five (5) years after the date hereof, but shall terminate at any time upon the happening of any of the following events:

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STOCK AGREEMENT

     THIS STOCK AGREEMENT is made as of April 14, 2005, by and between WILLIAM S. BOYD, Trustee of THE WILLIAM S. BOYD TRUST, (Total Restatement) dated December 16, 1998 (the “Trust”) and WILLIAM S. BOYD, Trustee of the BOYD -05 GRANTOR RETAINED ANNUITY TRUST #1 dated April 14, 2005, BOYD -05 GRANTOR RETAINED ANNUITY TRUST #2, dated April 14, 2005 and BOYD -05 GRANTOR RETAINED ANNUITY TRUST #3, dated April 14, 2005 (the “GRATS”).

RECITALS

     WHEREAS, William S. Boyd, Trustee of the William S. Boyd Trust, has been and is a shareholder of Western Alliance Bancorp, a Nevada corporation (the “Company”) (the successor in interest to Bankwest of Nevada Corporation, a Nevada corporation), and

     WHEREAS, a Stockholders’ Agreement dated July 31, 2002 (the “Stockholders’ Agreement” (attached hereto as Exhibit A)) provides that any and all shares of stock of the Company held by the Trust are subject to the rights and restrictions contained in the Stockholders’ Agreement, and

     WHEREAS, the GRATS hold shares of stock of the Company formerly held by the Trust, and thus those shares of stock of the Company are subject to the Stockholders’ Agreement,

AGREEMENT

     NOW, THEREFORE, in consideration of the premises the parties agree as follows:

     1. WILLIAM S. BOYD as Trustee of the GRATS is bound by the terms of the Stockholders’ Agreement as if he were an original signatory to the Stockholders’ Agreement and the shares of stock of the Company held by the GRATS are subject to the Stockholders’ Agreement.
      2. If the Trust or any other entity or individual receives any of the shares of stock of the Company held by the GRATS, the Trust, entity or individual shall be bound by the terms of the Stockholders’ Agreement and the shares of stock of the Company received by the Trust, entity or individual shall be subject to the Stockholders’ Agreement.
      IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

THE WILLIAM S. BOYD TRUST (Total Restatement) dated December 16, 1998 /s/ William S. Boyd WILLIAM S. BOYD, Trustee	BOYD -05 GRANTOR RETAINED ANNUITY TRUST #1, dated April 14, 2005 /s/ William S. Boyd WILLIAM S. BOYD, Trustee

BOYD -05 GRANTOR RETAINED ANNUITY TRUST #2, dated April 14, 2005 /s/ William S. Boyd WILLIAM S. BOYD, Trustee	BOYD -05 GRANTOR RETAINED ANNUITY TRUST #3, dated April 14, 2005 /s/ William S. Boyd WILLIAM S. BOYD, Trustee

STOCK AGREEMENT
      THIS STOCK AGREEMENT is made as of April 15, 2005, by and between MARIANNE BOYD JOHNSON, General Partner of BG-05 LIMITED PARTNERSHIP, a Nevada limited partnership (the “Partnership”), and MARIANNE E. BOYD, Trustee of the MARIANNE E. BOYD TRUST, dated March 7, 1989, WILLIAM R. BOYD, Trustee of the WILLIAM R. BOYD TRUST (Total Restatement) dated July 8, 1998 and SAMUEL J. BOYD, Trustee of the SAMUEL JOSEPH BOYD TRUST (Total Restatement) dated July 28, 1993 (the “Trusts”).
RECITALS
      WHEREAS, the Trusts are and/or have been a shareholder of Western Alliance Bancorp, a Nevada corporation (the “Company”) (the successor in interest to Bankwest of Nevada Corporation, a Nevada corporation), and
      WHEREAS, a Stockholders’ Agreement dated July 31, 2002 (the “Stockholders’ Agreement” (attached hereto as Exhibit A)) provides that any and all shares of stock of the Company held by the Trust are subject to the rights and restrictions contained in the Stockholders’ Agreement, and
      WHEREAS, the Partnership holds shares of stock formerly held by the Trusts, and thus those shares of stock of the Company are subject to the Stockholders’ Agreement,
AGREEMENT
      NOW, THEREFORE, in consideration of the premises the parties agree as follows:
      1. MARIANNE E. BOYD as General Partner of the Partnership is bound by the terms of the Stockholders’ Agreement as if she were an original signatory to the Stockholders’ Agreement and the shares of stock of the Company held by the Partnership are subject to the

Stockholders’ Agreement.
      2. If the Trusts or any other entity or individual receives any of the shares of stock of the Company held by the Partnership, the Trusts, entity or individual shall be bound by the terms of the Stockholders’ Agreement and the shares of stock of the Company received by the Trusts, entity or individual shall be subject to the Stockholders’ Agreement.

BG-05 LIMITED PARTNERSHIP, a Nevada limited Partnership By: MARIANNE E. BOYD TRUST, dated March 7, 1989 as General Partner By: MARIANNE BOYD JOHNSON as Trustee

/s/ Marianne Boyd Johnson MARIANNE BOYD JOHNSON

MARIANNE E. BOYD TRUST, dated March 7, 1989 /s/ Marianne Boyd Johnson MARIANNE BOYD JOHNSON, Trustee	WILLIAM R. BOYD TRUST (Total Restatement) dated July 8, 1998 /s/ William R. Boyd WILLIAM R. BOYD, Trustee

SAMUEL JOSEPH BOYD TRUST (Total Restatement) dated July 28, 1993 /s/ Samuel J. Boyd SAMUEL J. BOYD, Trustee